Exhibit 99.1

APTIV ANNOUNCES CASH TENDER OFFER FOR 3.250% SENIOR NOTES DUE 2032, 5.150% SENIOR NOTES DUE 2034, 5.750% SENIOR NOTES DUE 2054, 5.400% SENIOR NOTES DUE 2049, 4.400% SENIOR NOTES DUE 2046, 4.150% SENIOR NOTES DUE 2052 AND 3.100% SENIOR NOTES DUE 2051

March 6, 2026

SCHAFFHAUSEN—Aptiv PLC (“Aptiv”) (NYSE: APTV), a global technology company focused on enabling a more automated, electrified and digitalized future, today announced that its wholly-owned subsidiary, Aptiv Swiss Holdings Limited, a Jersey incorporated private limited company (the “Company”), commenced a cash tender offer (the “Tender Offer”) to purchase the outstanding notes listed in the table below (collectively, the “Notes” and each a “Series” of Notes) for aggregate consideration of up to $1,350,000,000, exclusive of any accrued interest through the payment date of the Notes (as it may be increased or decreased by the Company in accordance with applicable law, the “Maximum Aggregate Consideration”), in the order of priority, and subject to the Series Caps shown in the table below.  Capitalized terms used in this news release and not defined herein have the meanings given to them in the Offer to Purchase.

Title of Security	CUSIP / ISIN	Aggregate Principal Amount Outstanding	Series Cap (1)	Acceptance Priority Level (2)	Reference U.S. Treasury Security	Bloomberg Reference Page (3)	Fixed Spread (basis points) (4)
3.250% Senior Notes due 2032	00217G AB9 / US00217GAB95	$717,247,000	N/A	1	3.500% due 02/28/2031	FIT 1	+40
5.150% Senior Notes due 2034	03837AAB6 / US03837AAB61	$515,938,000	N/A	2	4.125% due 02/15/36	FIT 1	+45
5.750% Senior Notes due 2054	03837AAC4 / US03837AAC45	$550,000,000	N/A	3	4.625% due 11/15/55	FIT 1	+105
5.400% Senior Notes due 2049	03835V AH9 / US03835VAH96	$350,000,000	N/A	4	4.625% due 02/15/46	FIT 1	+105
4.400% Senior Notes due 2046	03835VAF3 / US03835VAF31	$300,000,000	N/A	5	4.625% due 02/15/46	FIT 1	+100
4.150% Senior Notes due 2052	00217G AC7 / US00217GAC78	$1,000,000,000	$100,000,000	6	4.625% due 11/15/55	FIT 1	+95
3.100% Senior Notes due 2051	03835V AJ5 / US03835VAJ52	$1,500,000,000	$100,000,000	7	4.625% due 11/15/55	FIT 1	+90

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(1)	The Series Caps represent the maximum aggregate consideration to be paid to purchase the Notes of such Series pursuant to the Tender Offer. The Company reserves the right, but is under no obligation, to increase, decrease or eliminate one or more Series Caps at any time, including on or after the Price Determination Date (as defined below), subject to applicable law.

(2)	Subject to the Maximum Aggregate Consideration, the Series Caps and proration, the principal amount of each Series of Notes that is purchased in the Tender Offer will be determined in accordance with the applicable Acceptance Priority Level (in numerical priority order with 1 being the highest Acceptance Priority Level and 7 being the lowest) specified in this column.

(3)	The Bloomberg Reference Page is provided for convenience only. To the extent any Bloomberg Reference Page changes prior to the Price Determination Date, the Dealer Managers referred to below will quote the applicable Reference Treasury Security from the updated Bloomberg Reference Page.

(4)	Includes the Early Tender Premium of $30 per $1,000 principal amount of Notes for each Series.

The terms and conditions of the Tender Offer are described in an Offer to Purchase dated March 6, 2026 (as it may be amended or supplemented, the “Offer to Purchase”). The Tender Offer is subject to the satisfaction of certain conditions as set forth in the Offer to Purchase, including the consummation of the previously announced separation (the “Spin-Off”) of Aptiv’s Electrical Distribution Systems business into a new, independent publicly traded company, which will be named Versigent, and the receipt by Aptiv of a special dividend from Versigent in an amount not less than $1,700,000,000 in connection with the Spin-Off, in each case on or prior to the Settlement Date (as defined below) (the “Financing Condition”). In connection with the Spin-Off, Versigent will pay a special dividend to Aptiv in an amount such that Versigent retains $400 million in cash on its balance sheet after giving effect to such dividend and the payment of estimated fees and expenses in connection with the financing transactions related to the Spin-Off.

Subject to applicable law, the Company may (i) waive any and all conditions to the Tender Offer with respect to one or more Series of Notes, (ii) extend or terminate the Tender Offer with respect to one or more Series of Notes or change the Acceptance Priority Level with respect to the Notes, (iii) increase or decrease the Maximum Aggregate Consideration or (iv) increase, decrease or eliminate one or more Series Caps at any time, including on or after the Price Determination Date. The Tender Offer is not conditioned upon any minimum amount of Notes being tendered.

The amounts of each Series of Notes that are purchased in the Tender Offer will be determined in accordance with the priorities identified in the column “Acceptance Priority Level” in the table above and will be subject to the Series Caps. The Tender Offer will expire at 5:00 p.m., New York City time, on April 3, 2026, unless extended (such date and time, as the same may be extended, the “Expiration Date”) or earlier terminated.

In order to receive the Total Tender Offer Consideration, holders of Notes subject to the Tender Offer must validly tender and not validly withdraw their Notes before 5:00 p.m., New York City time, on March 19, 2026, unless extended (such date and time, as the same may be extended, the “Early Tender Deadline”). Holders of Notes who validly tender their Notes after the Early Tender Deadline and before the Expiration Date and whose Notes are accepted for purchase will receive the Late Tender Offer Consideration.

The Total Tender Offer Consideration for each $1,000 in principal amount of Notes tendered and not withdrawn before the Early Tender Deadline and accepted for payment pursuant to the Tender Offer on the Settlement Date (as defined below) will be determined in the manner described in the Offer to Purchase. The consideration will be determined by reference to a fixed spread specified for each Series of Notes over the yield based on the bid-side price of the applicable Reference U.S. Treasury Security specified in the table above, as fully described in the Offer to Purchase. The consideration will be calculated by the Dealer Managers for the Tender Offer at 10:00 a.m., New York City time, on the business day immediately following the Early Tender Deadline, unless extended (such date and time, as the same may be extended, the “Price Determination Date”). The Price Determination Date is expected to be March 20, 2026. The Early Tender Premium for each Series of Notes is $30 per $1,000 principal amount of Notes. The Late Tender Offer Consideration will be calculated by taking the Total Tender Offer Consideration for each $1,000 in principal amount of Notes and subtracting from it the Early Tender Premium.

In addition to the Total Tender Offer Consideration or the Late Tender Offer Consideration to be paid, as the case may be, accrued and unpaid interest up to, but not including, the Settlement Date will be paid in cash on all validly tendered Notes accepted for purchase in the Tender Offer. The purchase price plus accrued and unpaid interest for Notes that are validly tendered and not validly withdrawn on or before the Expiration Date and accepted for purchase will be paid by the Company in same day funds promptly following the Expiration Date (the “Settlement Date”). The Company expects that the Settlement Date will be April 7, 2026, the second business day after the Expiration Date. No tenders will be valid if submitted after the Expiration Date. Holders of Notes subject to the Tender Offer who validly tender their Notes on or before the Early Tender Deadline may not withdraw their Notes after 5:00 p.m., New York City time, on March 19, 2026, unless extended (such date and time, as the same may be extended, the “Withdrawal Deadline”), except in the limited circumstances described in the Offer to Purchase. Holders of Notes subject to the Tender Offer who validly tender their Notes after the Withdrawal Deadline but on or before the Expiration Date may not withdraw their Notes except in the limited circumstances described in the Offer to Purchase.

Subject to the Maximum Aggregate Consideration and the Series Caps, all Notes validly tendered and not validly withdrawn after the Early Tender Deadline but before the Expiration Date having a higher Acceptance Priority Level will be accepted before any Notes validly tendered and not validly withdrawn before the Early Tender Deadline having a lower Acceptance Priority Level. Notes of the Series in the last Acceptance Priority Level accepted for purchase in accordance with the terms and conditions of the Tender Offer may be subject to proration so that the Company will only accept for purchase the Notes for aggregate consideration of up to the Maximum Aggregate Consideration. Notes subject to a Series Cap may be subject to proration so that the Company will only accept for purchase the Notes for aggregate consideration up to the applicable Series Cap.

From time to time, the Company or its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, through tender offers or otherwise, or may redeem Notes pursuant to the terms of the indenture governing the applicable Series of Notes. Any future purchases or redemptions may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer. Any future purchases by the Company will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates may choose to pursue in the future. The effect of any of these actions may directly or indirectly affect the price of any Notes that remain outstanding after the consummation or termination of the Tender Offer.

Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn, if applicable, pursuant to the Tender Offer (up to the Maximum Aggregate Consideration, the Series Caps and subject to proration) is subject to, and conditioned upon, the satisfaction of or, where applicable, its waiver of, certain conditions described in the Offer to Purchase, including the Financing Condition.

Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are serving as dealer managers for the Tender Offer. Global Bondholder Services Corporation is the Tender and Information Agent. Persons with questions regarding the Tender Offer should contact Citigroup Global Markets Inc. (toll-free) at +1 (800) 558-3745 or +1 (212) 723-6106 (collect), Goldman Sachs & Co. LLC at (800) 828-3182 (toll-free) or at (212) 357-1452 (collect) or J.P. Morgan Securities LLC at +1 (866) 834-4666 (toll free) or +1 (212) 834-4818 (collect). Questions regarding the tendering of Notes and requests for copies of the Offer to Purchase and related materials should be directed to Global Bondholder Services Corporation at (212) 430-3774 or contact@gbsc-usa.com.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Tender Offer is made only by the Offer to Purchase and the information in this news release is qualified by reference to the Offer to Purchase dated March 6, 2026. There is no separate letter of transmittal in connection with the Offer to Purchase. None of the Company, Aptiv, the Dealer Managers, the Tender and Information Agent or the trustee with respect to any Notes or any of their respective directors, officers, employees, agents or affiliates is making any recommendation as to whether holders should tender any Notes in response to the Tender Offer, and neither the Company nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

About Aptiv

Aptiv is a global industrial technology company enabling more automated, electrified, and digitalized solutions across multiple end-markets.

Forward-Looking Statements

This press release contains certain forward-looking statements, including those related to the Tender Offer. Such forward-looking statements are subject to many risks, uncertainties and factors, which may cause the actual results to be materially different from any future results. All statements that address future operating, financial or business performance or Aptiv’s strategies or expectations are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market; global inflationary pressures; uncertainties created by the conflict between Ukraine and Russia, and its impacts to the European and global economies and our operations in each country; uncertainties created by the conflicts in the Middle East and their impacts on global economies; fluctuations in interest rates and foreign currency exchange rates; the cyclical nature of global automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material and other components integral to Aptiv’s products, including the ongoing semiconductor supply shortage; Aptiv’s ability to maintain contracts that are critical to its operations; potential changes to beneficial free trade laws and regulations, such as the United States-Mexico-Canada Agreement; the effects of significant increases in trade tariffs, import quotas and other trade restrictions or actions, including retaliatory responses to such actions; changes to tax laws; future significant public health crises; the ability of Aptiv to integrate and realize the expected benefits of recent transactions; the ability of Aptiv to attract, motivate and/or retain key executives; the ability of Aptiv to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers; the ability of Aptiv to attract and retain customers; Aptiv’s failure to complete the Spin-Off and related financing transactions as planned or at all; Aptiv’s failure to manage Versigent’s transition to a standalone public company; and Aptiv’s failure to achieve some or all of the benefits expected from the Spin-Off and other risks related to the completion of the Spin-Off. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Aptiv’s filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect Aptiv. Aptiv disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Investor Contact

Betsy Frank

betsy.frank@aptiv.com